Company Contacts: Ms. Alex Qi, Assistant Secretary of the Board Phone: +86-10-6860-8335 x1115 E-mail: qirui@telestone.com	Investor Relations Contact: CCG Investor Relations Mr. John Harmon, CFA, Sr. Account Manager Phone: +86-10-6561-6886 x807 (Beijing) E-mail: john.harmon@ccgir.com

For Immediate Release:

Telestone Technologies Corporation Announces Third Quarter 2011 Results
• Signs Definitive Agreement to Acquire 100% of Sichuan Ruideng Telecom Corporation

BEIJING, China, November 15, 2011 - Telestone Technologies Corporation (NASDAQ: TSTC) (“Telestone” or the “Company”), a leading developer and provider of telecommunications local-access networks in China, today announced its financial results for the third quarter ended September 30, 2011.

Third-Quarter 2011 Highlights

▪	Revenues were $29.6 million, an increase of 21.7% from the prior quarter
▪	Gross profit was $12.9 million, an increase of 21.1% from the prior quarter and representing a gross margin of 43.5%, roughly flat sequentially
▪	Net income was $5.2 million, or $0.42 per diluted share; non-GAAP income was $5.7 million, or $0.46 per diluted share
▪	Completed the main structure of Phase I of the Telestone Intelligent Premises System (TIPS) Industrial Park project, located in Gu’an County, Hebei province
▪	Entered into a definitive agreement to acquire 100% of Sichuan Ruideng Telecom Corporation for a total value of approximately $18 million

“We posted solid third-quarter results, with good sequential revenue and earnings growth, although our third quarter faced a difficult comparison due to a strong third quarter in 2010,” commented Mr. Daqing Han, Chairman and CEO of Telestone. “We are pleased to report several positive developments that we believe will pave a solid foundation for our business growth in 2012. We continued to see solid sales of Wireless Fiber-Optic Distribution System (WFDS) products, of which one important component is our proprietary TIPS platform. As expected, we commercially rolled out the TIPS platform in the third quarter of 2011. Presently, TIPS has been installed in several domestic and international projects and has started to contribute to our revenues. In the third quarter, we generated approximately RMB 16 million (US $2.5 million) of revenue from TIPS. The construction of our TIPS Industrial Park is in full swing and we expect the project to create a broad new platform to support the various functions necessary to further our TIPS program. We saw a modest increase in sales to non-telecom-carrier customers in the third quarter, such as Wuxi Software Park, the Beijing-Shanghai High-Speed Railway, and the Beijing Academy of Forestry. In addition, we recently reached a definitive acquisition agreement with Sichuan Ruideng, which is an important strategic move in our business expansion strategy in the southwestern China market. Although visibility may be a challenge during the next few quarters, we remain confident that we can grow our business over the long term, as we monetize our strong technology and engineering efforts.”

Third-Quarter 2011 Results

Revenues in the third quarter of 2011 increased 21.7% versus the prior quarter to $29.6 million and decreased 31.3% compared to $43.1 million in the third quarter of 2010.  The year-over-year decrease in revenue was due to a change in investment direction among Chinese telecom carriers, who are increasingly focusing their capital spending on next-generation technologies such as 4G wireless.

Revenue from equipment sales declined 34.7% to $11.4 million, as compared to $17.5 million during the same quarter of 2010. Sales of professional services declined 29.0% to $18.2 million from $25.6 million in the third quarter of 2011. Sales to non-telecom operators amounted to approximately $0.8 million in the third quarter, or 2.6% of revenue. Sales of WFDS-enabled products rose 4.7% year over year to $10.6 million, accounting for 35.7% of sales in the third quarter.

In the third quarter, revenue from the “Big-3” telecom carriers — China Mobile, China Unicom, and China Telecom — comprised 97.4% of total quarterly revenue, compared to 99.3% during the same quarter of 2010.

Gross profit in the third quarter increased 21.1% versus the prior quarter to $12.9 million and decreased 34.1% compared to $19.5 million a year ago. The gross margin decreased to 43.5%, roughly flat compared to 43.7% in the second quarter, but below the 45.3% gross margin in the same period of last year. The year-over-year gross margin decrease resulted from lower margins on service sales, primarily due to higher project acquisition and execution costs as well as higher labor costs.

Selling, general and administrative (SG&A) expense was $5.5 million in the third quarter, or 18.7% of total revenue, up from $5.2 million, or 12.0% of total revenue, in the same period of last year. Research and development expense more than doubled to $0.5 million, or 1.7% of revenues for the third quarter, as compared to $0.2 million, or 0.5% of revenues in the year-ago quarter. The increase in R&D expense was primarily attributable to the Company’s investment in developing its TIPS platform.

Operating income decreased 52.4% to $6.7 million as compared to $14.1 million in the quarter ended September 30, 2010.  The operating margin was 22.7% in the quarter, as compared to 32.7% in the same quarter of 2010.

Net income was $5.2 million, down 56.5% from $12.1 million in the same period last year. Basic and diluted earnings per share for the third quarter of 2011 were $0.43 and $0.42 respectively, as compared to $1.14 per share for both basic and diluted earnings per share in the same quarter of 2010.  Non-GAAP net income, which excludes $0.5 million of non-cash stock compensation expense, was $5.7 million, down 52.7% from $12.1 million in the same quarter of 2010.  Non-GAAP earnings per share were $0.46, versus $1.14 in the same quarter of 2010.

Nine-Month 2011 Results

Revenue for the nine months ended September 30, 2011, decreased 3.4% to $68.4 million compared to $70.9 million in the same period of 2010. Gross profit decreased 5.8% to $30.1 million from $32.0 million a year ago.  Operating income decreased 6.0% to $14.3 million from $15.2 million in the first nine months of 2010.  Net income decreased 9.9% to $11.4 million, or $0.92 per diluted share, compared to net income of $12.6 million, or $1.20 per diluted share, in the first nine months of 2010. Non-GAAP net income, decreased 17.0% to $12.8 million, or $1.03 per diluted share, compared to $15.3 million, or $1.45 per diluted share, in the first nine months of 2010. Weighted average diluted shares outstanding increased to 12.3 million shares from 10.6 million shares in the first nine months of 2010 due to the completion of a secondary offering in the fourth quarter of 2010.

Financial Condition

As of September 30, 2011, Telestone had $14.3 million in cash and cash equivalents, as compared to $31.0 million at the end of 2010. Inventory was $6.3 million on September 30, 2011, as compared to $3.1 million on December 31, 2010. Working capital was $122.9 million as of September 30, 2011, versus $109.6 million at the end of 2010. The Company had $13.2 million in short-term debt as well as $42.2 million in accounts payable at the end of third quarter of 2011. Shareholders’ equity totaled $132.3 million at the end of the third quarter of 2011, as compared to $116.9 million at the end of 2010.  Cash used in operating activities was $17.4 million during the first nine months of 2011, as compared to cash used in operating activities of $4.0 million during the first nine months of 2010. The Company still expects to generate positive cash flow from operations in the fourth quarter of 2011.

As of September 30, 2011, Telestone’s accounts receivable were $223.3 million, versus $192.5 million at the year end of 2010. The increase in receivables was mainly due to the account receivables generated from a rapid increase in sales in 2010, in which revenues grew 83.2% year over year. The accounts receivable turnover period (DSOs) for the quarter ended September 30, 2011 was 636 days. During the third quarter, Telestone collected $16 million in accounts receivable, bringing the total collections to $48.1 million for the first nine months of 2011.

Recent Developments

On November 7, 2011, the Company entered into a definitive agreement to acquire 100% of Sichuan Ruideng Telecom Corporation (“Sichuan Ruideng” or “SR”) for a total value of approximately $18,000,000.. Located in Chengdu in Sichuan province, Sichuan Ruideng specializes in telecom network construction and system-integration services. SR was founded in 1993 with registered capital of RMB 32.0 million (approximately $4.9 million). Today, Sichuan Ruideng is one of the largest providers of telecom network engineering services in Sichuan province and southwestern China, which has over 300 employees and has had approximately $20 million in average annual revenue during the past several years. Its business mainly covers regions within Sichuan, Yunnan, Guizhou, Hubei, and Qinghai provinces.

On November 7, 2011, the Company announced that Mr. Han had participated in an interview with the Economic Observer, a well-known Chinese-language business newspaper, on the Company’s business evolution and future strategy.

As of November 10, 2011, Mr. Han had purchased 173,902 shares of the Company’s common stock pursuant to a Rule 10b5-1 stock purchase plan, which was announced in February 2011.

Business Outlook

For the full-year 2011, Telestone reaffirms its expectation that revenues will increase by about 30% to approximately $171 million, and that net income will increase by about 10% to approximately $27.5 million or $2.22 per diluted share. The Company continues to expect revenue from WFDS-based products to account for 40% of total revenue in 2011. Telestone is only seeing a modest ramp-up in international sales and is still launching business development efforts, which are expected to demonstrate substantial progress in 2012. For 2012, the Company continues to expect revenues to double to approximately $342 million.

Telestone reiterates that it will remain focused on collections and looks to improve collections this year. However, the Company has faced some uncertainties resulting from auditing issues among the Big-3 carriers, who have extended payment procedures with suppliers. This development has reduced the Company’s visibility about meeting its targets of collecting RMB 800 million (approximately $123.1 million) of accounts receivable in 2011 and maintaining DSOs within the range of 360 to 400 days at the end of the year.  The Company now expects to collect approximately RMB 500 million (approximately $80.0 million) of accounts receivable in 2011 and maintain DSOs within the range of 360 to 720 days at the end of the year, which is typical for engineering services projects.

“Despite some uncertainties related to ever-changing industry dynamics, we are optimistic about our business for the remainder of 2011. We continue to believe that our WFDS business will be our major growth driver and we are encouraged by recent government initiatives. We remain committed to maintaining our R&D efforts, launching innovative new products and services, and increasing our sales to non-telecom-carrier customers. We will provide an update on our new product developments and our non-telecom-carrier customers in the next few quarters,” concluded Mr. Han.

Non-GAAP Financial Measures
This release contains adjusted non-GAAP financial measures.  These adjusted financial measures, which are used as measures of the Company’s performance, should be considered in addition to, not as a substitute for, measures of the Company’s financial performance prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”).  The Company’s adjusted financial measures may be defined differently than similar terms used by other companies.  Accordingly, care should be exercised in understanding how the Company defines its adjusted financial measures.

Reconciliations of the Company’s adjusted measures to the nearest GAAP measures are set forth in the section below titled “Reconciliation of GAAP to Non-GAAP Results.”  These adjusted measures include adjusted net income, and adjusted diluted net income per share.

The Company’s management uses adjusted financial measures to gain an understanding of the Company’s comparative operating performance (when comparing such results with previous periods or forecasts) and future prospects.  The Company’s adjusted financial measures exclude certain special items, including stock-based compensation charge from its internal financial statements for purposes of its internal budgets.  Adjusted financial measures are used by the Company’s management in their financial and operating decision-making, because management believes they reflect the Company’s ongoing business in a manner that allows meaningful period-to-period comparisons.  The Company’s management believes that these adjusted financial measures provide useful information to investors and others in the following ways: 1) in understanding and evaluating the Company’s current operating performance and future prospects in the same manner as management does, if they so choose, and 2) in comparing in a consistent manner the Company’s current financial results with the Company’s past financial results.

The Company’s management believes excluding stock-based compensation from its adjusted financial measures is useful for itself and investors, as such expense will not result in future cash payment and is not an indicator used by management to measure the Company’s core operating results and business outlook.

The adjusted financial measures have limitations.  They do not include all items of income and expense that affect the Company’s operations. Specifically, these adjusted financial measures are not prepared in accordance with GAAP, may not be comparable to adjusted financial measures used by other companies and, with respect to the adjusted financial measures that exclude certain items under GAAP, do not reflect any benefit that such items may confer to the Company.  Management compensates for these limitations by also considering the Company’s financial results as determined in accordance with GAAP.

Conference Call
The Company will host a conference call on Tuesday, November 15, 2011, at 8:00 a.m. Eastern Standard Time to discuss its financial results for the third quarter ended September 30, 2011.

Mr. Daqing Han, Chairman and Chief Executive Officer and Ms. Xiaoli Yu, Chief Financial Officer will host the call.

The conference call may be accessed by calling:
U.S. Toll Free:	800-860-2442
U.S. Toll / International:	412-858-4600
Canada Toll Free:	866-605-3852
China North Toll Free:	10-800-712-2304
China South Toll Free:	10-800-120-2304
Hong Kong Toll Free:	800-962475
The conference pass code is 10006568.

A replay will be available for seven days starting on Tuesday, November 15, 2011, at 10:00 a.m. Eastern Standard Time through November 22, 2011 and can be accessed by dialing (877) 344-7529. International callers should dial +1 (412) 317-0088. When prompted, enter conference pass code 10006568.

About Telestone Technologies Corporation

Telestone is a leader and innovator in wireless local-access network technologies and solutions. The company has a global presence, with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has installed radio-frequency (RF)-based 1G and 2G systems throughout China for its leading telecommunications companies. After intensive research on the needs of carriers in the 3G age, Telestone developed and commercialized its proprietary third-generation local-access network technology, WFDSTM (Wireless Fiber-optic Distribution System), which provides a scalable, multi-access local access network solution for China’s three cellular protocols. Telestone also offers services including project design, manufacturing, installation, maintenance and after-sales support. The Company has approximately 1,400 employees.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

– Financial Tables Follow –

Telestone Technologies Corporation

Condensed Consolidated Statements of Operations and Other Comprehensive Income
Three months and nine months ended September 30, 2011 and 2010

		Three months ended September 30,		Nine months ended September 30,
		2011	2010	2011	2010
	Note	US$’000	US$’000	US$’000	US$’000
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues:
Net sales of equipment		11,443	17,518	27,269	29,678
Service income		18,167	25,583	41,150	41,174

Total operating revenues		29,610	43,101	68,419	70,852

Cost of operating revenues:
Cost of net sales		6,475	9,841	15,611	16,709
Cost of service		10,256	13,719	22,697	22,165

Total cost of operating revenues		16,731	23,560	38,308	38,874

Gross income		12,879	19,541	30,111	31,978

Operating expenses:
Sales and marketing		3,552	4,445	8,709	11,349
General and administrative		1,988	714	5,353	4,530
Research and development		510	216	1,378	631
Depreciation and amortization		118	75	340	227

Total operating expenses		6,168	5,450	15,780	16,737

Operating income		6,711	14,091	14,331	15,241
Interest expense		(394)	(122)	(730)	(382)
Other income, net		108	282	432	811

Income before income taxes		6,425	14,251	14,033	15,670
Income taxes		(1,182)	(2,199)	(2,647)	(3,028)

Net income		5,243	12,052	11,386	12,642

Other comprehensive income
Foreign currency translation adjustment		804	-	2,715	-

Total comprehensive income		6,047	12,052	14,101	12,642

Earnings per share:	3

Weighted average number of common stock outstanding
Basic		12,333,264	10,558,264	12,333,264	10,540,390
Effect of dilutive warrants and stock options		4,947	-	10,448	12,061

Diluted		12,338,211	10,558,264	12,343,712	10,552,451

		US$	US$	US$	US$
Net income per share of common stock
Basic		0.43	1.14	0.92	1.2
Diluted		0.42	1.14	0.92	1.2

Telestone Technologies Corporation

Condensed Consolidated Balance Sheets
As of September 30, 2011 and December 31, 2010

		As of September 30,	As of December 31,
		2011	2010
ASSETS	Note	US$’000	US$’000
		(Unaudited)
Current assets:
Cash and cash equivalents		14,318	31,020
Accounts receivable, net of allowance	5	223,316	192,487
Due from related parties	14	1,524	2,018
Inventories, net of allowance	10	6,291	3,123
Prepayments		1,710	1,748
Other current assets		4,564	1,630

Total current assets		251,723	232,026

Goodwill	6	3,119	3,119
Property, plant and equipment, net	7	3,771	1,565
Lease prepayment	8	2,567	2,528

		9,457	7,212

Total assets		261,180	239,238

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	9 & 14	13,168	9,846
Accounts payable – Trade		42,239	40,685
Customer deposits for sales of equipment		2,343	2,089
Due to related parties	14	1,818	3,977
Income tax payable		16,641	13,760
Accrued expenses and other accrued liabilities		52,664	52,031

Total current liabilities		128,873	122,388

Commitments and contingencies	15

Stockholders’ equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued		-	-
Common stock and paid-in-capital, US$0.001 par value: Authorized – 100,000,000 shares as of September 30, 2011 and December 31, 2010
Issued and outstanding – 12,333,264 and 12,233,264 shares as of September 30, 2011 and December 31, 2010, respectively	13	12	12
Additional paid-in capital		44,406	43,050
Dedicated reserves		5,115	5,115
Other comprehensive income		11,152	8,437
Retained earnings		71,622	60,236

Total stockholders’ equity		132,307	116,850

Total liabilities and stockholders’ equity		261,180	239,238

Telestone Technologies Corporation

Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2011 and 2010

	Nine months ended September 30,
	2011	2010
	US$’000	US$’000
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	11,386	12,642
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	340	227
Allowance (Reversal of allowance) for doubtful accounts	411	(352)
Loss on disposal of property, plant and equipment	3	2
Stock-based compensation	1,356	2,701
Changes in assets and liabilities:
Accounts receivable	(25,182)	(44,694)
Inventories	(3,070)	1,741
Prepayments	93	425
Other current assets	(2,643)	138
Accounts payable	284	5,663
Customer deposits for sales of equipment	189	140
Due to related parties	(1,916)	652
Income tax payable	2,451	3,156
Accrued expenses and other accrued liabilities	(1,141)	13,532

Net cash used in operating activities	(17,439)	(4,027)

Cash flows from investing activities
Proceeds from disposal of property, plant and equipment	-	1
Purchase of property, plant and equipment	(2,461)	(328)

Net cash used in investing activities	(2,461)	(327)

Cash flows from financing activities
Repayment of short-term bank loans	(7,029)	(3,656)
Short-term bank loans raised	10,044	6,582

Net cash from financing activities	3,015	2,926

Net decrease in cash and cash equivalents	(16,885)	(1,428)

Cash and cash equivalents, beginning of the period	31,020	11,233

Effect on exchange rate changes	183	-

Cash and cash equivalents, end of the period	14,318	9,805

Supplemental disclosure of cash flow information
Interest received	30	79
Interest paid	(525)	(294)
Tax paid	(194)	(227)